Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MULTI-FINELINE ELECTRONIX, INC.

FIRST: The name of the Corporation (the “Corporation”) is

MULTI-FINELINE ELECTRONIX, iNC.

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the provisions of the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”).

FOURTH: The total authorized capital stock of the Corporation shall be 5,000 shares of common stock, $0.01 par value per share.

FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws shall so provide.

SIXTH: The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.

SEVENTH: The directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL.

1. A director shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of directors. Neither the modification or repeal of this paragraph 1 of Article SEVEN nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

2. The Corporation shall indemnify each person who is or was a director and officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person), in accordance with the By-Laws of the Corporation, to the fullest extent permitted by applicable law. Neither the modification or repeal of this paragraph 2 of Article SEVEN nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors and the officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

3. Expenses incurred by any person who may have a right of indemnification under this Article SEVEN in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

4. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

NINTH: The Corporation hereby elects not to be subject to the provisions of Section 203 of the DGCL.